Exhibit 99.1

For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
Beneski.barron@orbital.com

ORBITAL NAMES DR. JAMES G. ROCHE TO BOARD OF DIRECTORS

— Former U.S. Air Force Leader and Northrop Grumman Executive Becomes
Company’s Tenth Non-Management Director —

(Dulles, VA 25 May 2005) — Orbital Sciences Corporation (NYSE: ORB) announced today that Dr. James G. Roche, former Secretary of the United States Air Force and long-time senior defense industry executive, has been appointed to the company’s Board of Directors. He becomes the company’s 13th Board member, joining a group of nine other highly-qualified non-management Directors drawn from the aerospace and defense industry, government service, financial institutions and academia, plus three members of Orbital’s executive management team who are on the Board.

“We are very pleased to welcome Dr. Roche to our Board of Directors,” said Mr. David W. Thompson, Orbital’s Chairman and Chief Executive Officer. “At a time when Orbital’s business is shifting towards U.S. military space and missile defense markets, as well as to other adjacent national security areas, we expect that Jim’s decades of leadership experience in both government and the defense industry will provide Orbital with valuable strategic insights and practical operational wisdom as we aim to increase our presence in these markets.”

From 2001 to 2005, Dr. Roche served as the 20th Secretary of the U.S. Air Force. As the civilian leader of the Air Force, he was responsible for organizing, training and equipping the service’s 700,000 Active Duty, Reserve, Guard and civilian personnel to be prepared to defend America’s security and our vital interests around the world. As Air Force Secretary, he oversaw an average annual budget in excess of $90 billion.

Prior to his appointment as Secretary of the Air Force, Dr. Roche worked at Northrop Grumman Corporation from 1984 through 2000. His service at Northrop Grumman culminated in his role as Corporate Vice President and President of its Electronic Sensors and Systems Sector (ESSS), a $3 billion a year (annual revenues) operating unit. Earlier, he headed Northrop’s Advanced Technology and Development Center, its Business Strategy Group, and its Washington Analysis Center as the company’s Chief Strategist.

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Orbital Names Dr. James G. Roche to Board of Directors

Before joining Northrop, Dr. Roche was the Democratic Staff Director of the Senate Committee on Armed Services, where he worked for Senators Henry “Scoop” Jackson of Washington and Sam Nunn of Georgia. He also served as the Principal Deputy Director of the U.S. State Department’s Policy Planning Staff, as a senior professional staff member of the Senate Select Committee on Intelligence, and as Assistant Director of the Office of Net Assessment in the Office of the Secretary of Defense.

Dr. Roche is a retired U.S. Navy Captain, having commanded the destroyer USS Buchanan (DDG-14). While serving in the Navy, he and his team won the Arleigh Burke Fleet Trophy in 1974, which is awarded to the commander of the most improved combat unit in the Pacific Theater.

In 1972, Dr. Roche earned a Doctorate from the Harvard Graduate School of Business Administration. He also received a Masters Degree from the U.S. Naval Postgraduate School in 1966 and a Bachelor of Science Degree from Illinois Institute of Technology in 1960.

About Orbital

Orbital is one of the world’s leading developers and manufacturers of affordable space systems for commercial, civil government and military customers. The company’s primary products are satellites and launch vehicles, including geostationary and low-orbit spacecraft for communications, remote sensing and scientific missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense boosters that are used as interceptor and target vehicles. Orbital also offers space-related technical services to government agencies and develops and builds satellite-based transportation management systems for public transit agencies and private vehicle fleet operators.

More information about Orbital can be found at http://www.orbital.com

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